Exhibit 99.1

GrafTech Announces Appointment of David J. Rintoul as President & Chief Executive Officer

BROOKLYN HEIGHTS, Ohio - January 31, 2018

GrafTech International Ltd. (the “Company”) today announced that David J. Rintoul will join the Company as President & Chief Executive Officer (“CEO”), effective March 1, 2018, replacing Jeffrey C. Dutton.  Mr. Dutton will continue to serve as a director on the Company’s Board of Directors.

Prior to joining GrafTech, Mr. Rintoul served as President of U.S. Steel Tubular Products and as a Senior Vice President of United States Steel Corporation.  Mr. Rintoul’s career in the steel industry spans 38 years with positions at both integrated and mini mill producers in the United States, Europe and Canada.  Mr. Rintoul holds an associate’s degree in Mechanical Engineering Technology from Sault College of Applied Arts and Technology, a Bachelor’s degree in Business Administration from Lake Superior State University and a Master’s degree in Business Administration from the University of Notre Dame.

GrafTech Director Denis Turcotte commented, “We are extremely pleased to welcome David to the Company.  His extensive steel industry experience and proven leadership will be tremendous enhancements to the GrafTech global team.”  Mr. Turcotte went on to thank Jeffrey Dutton for his exceptional contributions as Chief Operating Officer from September 2015 through December 2016 and more recently as President & CEO.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding the Company that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Quinn Coburn

Vice President and CFO

(216) 676-2000